EXHIBIT 10.bo

SEPARATION AGREEMENT

     Grahame Rance (“Rance”) and SBS Technologies, Inc. (“SBS”), enter into this Separation Agreement (“Separation Agreement”), effective April 26, 2002 (the “Effective Date”) for the purpose of completely resolving any and all issues, disputes and claims related to Rance’s employment with SBS, Rance’s resignation from SBS, the March 9, 2001 Employment Agreement between Rance and SBS (the “Employment Agreement”), all other agreements, written or oral, between Rance and SBS, and all other matters related in any way to the relationship between Rance and SBS.

     1.     Resignation. As of the Effective Date, Rance resigns all employment, offices and board of directors positions with SBS and any affiliated entities.

     2.     Payments. SBS will pay Rance a total of eight (8) months’ base pay (three hundred thirty-three thousand, three hundred thirty-four dollars [$333,334] gross, less usual deductions for taxes, FICA, etc.) (the “Separation Amount”), in eight (8) equal monthly installments. The first installment of the Separation Amount will be paid within five (5) days of the Effective Date. The remaining seven (7) installments of the Separation Amount will be paid monthly beginning one (1) month after the Effective Date. Rance authorizes SBS to withhold from the Separation Amount, in addition to usual deductions and withholdings, any and all federal and state tax withholdings required as the result of the Loan forgiveness described in paragraph 3 of this Agreement or as the result of any of the other terms of Rance’s compensation or benefits described in this Agreement.

     3.     Restricted Stock, Options and Loan Forgiveness. Rance will immediately and irrevocably return to SBS thirty thousand (30,000) shares of SBS common stock (five thousand [5,000] for which the restrictions lapsed on March 9, 2002 and twenty-five thousand [25,000] for which the restrictions still exist). Rance hereby waives and releases all rights and interest in such 30,000 shares and further agrees to immediately return the certificates evidencing such shares and to execute and deliver such stock powers and other documents as may be reasonably required by SBS to effect such conveyance. All unvested stock options, as well as vested but unexercised stock options, will terminate and be forfeited at midnight on the ninetieth (90th) day following the Effective Date. There will be no acceleration of vesting of any stock options. Except to the extent specifically addressed herein, the SBS Technologies, Inc. 2000 Long-Term Equity Incentive Plan and the SBS Technologies, Inc. 1993 Director and Officer Stock Option Plan will continue to govern any vested options held by Rance as of the Effective Date. Rance acknowledges and agrees that the one million, eight hundred ninety-three thousand, seven hundred fifty dollar ($1,893,750) loan (“Loan”) that he has previously received from SBS is hereby forgiven as of the Effective Date.

     4.     Benefits. During the seven-month period of the Separation Amount installment payments, Rance will continue to be eligible, at his election, for SBS medical (excluding long term disability), dental and eye care benefits (“Specified Benefits”) on the same basis as if he were still employed during said seven-month term. All SBS benefits other than the Specified Benefits will cease immediately on the Effective Date.

     5.     Club Membership. Rance agrees to resign immediately from any and all club memberships that SBS has provided for him and authorizes SBS to make any communications and take any and all steps reasonably necessary to ensure that such resignations have occurred and that SBS will not be liable for future club dues, initiation fees or other fees or costs.

     6.     Release. In return for the payments and other consideration described herein, Rance, for himself, his heirs and assigns, hereby releases and waives all claims and causes of action of any and every sort against SBS and its parents, subsidiaries, affiliates, partners, limited partners, successors, shareholders, directors, officers, employees, agents, attorneys and assigns, which he has, has had or may have in the future, arising in any way from any event, act or omission which occurred at any time from the beginning of time to the Effective Date, including, but not limited to, claims and causes of action arising from or related to his employment with SBS and the termination of his employment with SBS. This release includes, but is not limited to, claims in tort, contract, under statute, in equity or otherwise, and claims for compensation, severance, bonuses, stock, stock options, restricted stock benefits, loan forgiveness, expense reimbursements of any sort, injuries, or any other sort of damages or relief whatsoever. This release also includes, but is not limited to, claims under the Americans With Disabilities Act, Age Discrimination in Employment Act, Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the California Fair Employment and Housing Act and any other federal, state or local act or ordinance pertaining to employment. This release also specifically includes but is not limited to all claims arising from or relating to the Employment Agreement, SBS Technologies, Inc. 2000 Long Term Equity Incentive Plan, and SBS Technologies, Inc. 1993 Director and Officer Stock Option Plan as well as any agreements regarding restricted stock and any loan agreements. The intent of Rance and SBS is that this release given by Rance to SBS will be interpreted in as broad a fashion as possible and that it is intended to be a total and complete release of all claims of any sort whatsoever against SBS.

     7.     Knowing and Voluntary Waiver. Rance hereby expressly waives and relinquishes all rights and benefits afforded him by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of SBS, Rance expressly acknowledges that this Separation Agreement is intended to include in its effect, without limitation, all Claims against SBS which Rance does not know of or suspect to exist in his favor at the time of execution hereof, and that this Separation Agreement contemplates the extinguishment of any such Claim or Claims.

     8.     Surviving Employment Agreement Obligations. Rance and SBS agree that the provisions of paragraphs 6A (Competition Restrictions), 6B (Confidential Information), 6C (Business Relationships), 6D (Non-Solicitation of Employees), 6E (Remedies) and 7 (Invalidity)

of the Employment Agreement will remain in full force and effect in accordance with their terms. All other terms of the Employment Agreement are terminated as of the Effective Date.

     9.     Agreement regarding Additional Confidential Information. In addition to Rance’s continuing obligations to SBS regarding confidentiality as set forth in paragraph 6B of the Employment Agreement and paragraph 7 of this Separation Agreement), Rance agrees not to disclose to any person or entity any Additional Confidential Information of SBS. “Additional Confidential Information” is information of tangible or intangible value that is not generally known or available to SBS competitors including, but not limited to (a) financial and accounting statements, data and forecasts; business plans and projections; operating and capital costs and performance; computer programs; price lists and pricing information; and the terms of all contracts and agreements proposed, negotiated or executed by SBS; (b) information regarding SBS customers, suppliers, manufacturers, and distributors; (c) information regarding any offer by any person or entity to acquire SBS or its assets or to merge with SBS or any offer by SBS to acquire any entity or assets or to merge with any entity; and (d) the terms of this Separation Agreement. The only exception to Rance’s obligation not to disclose Additional Confidential Information is that he may disclose the terms of this Separation Agreement to his spouse, legal advisors and tax advisors.

     10.     Non-disparagement/public announcement. Rance and SBS agree not to make negative or disparaging remarks of any sort regarding one another. SBS agrees to announce to the public that Rance resigned to pursue other business interests.

     11.     Return of Property. No later than 72 hours after the Effective Date, Rance will return to SBS all property of any sort belonging to SBS, including but not limited to keys, computers, computer passwords, equipment, originals and all copies of computer discs, files or other stored information, documents and voice, video or data recordings of any sort that are within his possession or control.

     12.     Governing law. This Separation Agreement is made under, and will be construed in accordance with, the laws of the State of California.

PLEASE READ CAREFULLY.
THIS SEPARATION AGREEMENT AND GENERAL RELEASE
INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

SBS TECHNOLOGIES, INC.			GRAHAME RANCE

By:	/s/ C.J. Amenson		/s/ G.E.R.
	Its:	CEO	Date:	4-28-02
4-28-02

3